Exhibit 99.1


       Datastream Systems, Inc. Reports First Quarter Results;

           Datastream 7i Revenue Growth Drives Datastream's
                Fourth Consecutive Profitable Quarter


    GREENVILLE, S.C.--(BUSINESS WIRE)--April 22, 2003--

    Company delivers 10th consecutive quarter of positive cash flow from operations

    Datastream Systems, Inc. (Nasdaq: DSTM) today announced results for the company's first quarter ended March 31, 2003.
    Total revenues for the first quarter of 2003 were $22.8 million compared with $21.6 million for the first quarter of the prior year, representing a 6% increase. Total software license revenues for the first quarter of 2003 were $6.5 million compared to $5.8 million for the first quarter of the prior year, representing a 12% increase. Net income for the first quarter of 2003 was $957,738 compared with a net loss of $29,295 for the same period last year. Earnings per share were $0.05 per share for the first quarter of 2003 compared with $0.00 net loss per share for the same period last year.
    Sequentially, first quarter 2003 total revenues decreased 3% from fourth quarter 2002 revenues of $23.6 million. First quarter 2003 software license revenues decreased 12% from fourth quarter 2002 total software license revenues of $7.4 million. Net income for the first quarter 2003 decreased 17% from net income of $1.2 million, or $0.06 per share, in the fourth quarter of 2002.
    Larry Blackwell, Datastream's chief executive officer, commented, "Despite a very difficult economic climate, we are pleased with the progress we continue to make, as demonstrated by three consecutive quarters of annual growth in revenues and earnings."
    The company's cash and cash equivalents totaled $37.3 million at March 31, 2003, an increase of 7% from $34.7 million at December 31, 2002 and a 41% increase from $26.5 million at March 31, 2002. Days sales outstanding, or DSOs, were at 68 days for the first quarter 2003, the best result since the second quarter of 1996, and represents an improvement of one day over the fourth quarter 2002 and seven days over the first quarter of 2002. Net cash provided by operating activities for the first quarter 2003 was approximately $3.9 million, representing the 10th consecutive quarter of positive operating cash flow.
    Datastream 7i(TM) license sales grew to $4.2 million in the first quarter of 2003, representing a 2% increase from the fourth quarter of 2002 and a 56% increase in Datastream 7i license revenue from the same quarter of 2002. For the first quarter 2003, Datastream 7i license revenue represented 64% of the company's license revenue mix, up from 47% of the license revenue mix for the same quarter of 2002.
    The company expects to generate earnings per share of between $0.04 and $0.06 in the second quarter 2003 and earning per share of between $0.20 and $0.24 for the fiscal year 2003.

    Conference Call

    Datastream will host a conference call today at 4:45 p.m., EDT with any and all interested persons to review its performance and discuss its financial expectations and strategic direction. Please dial 1-800-915-4836 and ask for the Datastream teleconference. For international callers, the dial-in number is 1-973-317-5319. The replay will be available from 6:00 p.m., EDT on April 22, 2003 until 11:59 p.m., EDT on April 24, 2003. The dial-in number for the replay is 1-800-428-6051 and the pass code is 286207. For international callers, the dial-in for the replay is 1-973-709-2089. Datastream's conference call will be accessible today via live audio Webcast at 4:45 p.m., EDT at www.datastream.net/investor.

    About Datastream Systems, Inc.

    Datastream Systems, Inc. (NASDAQ: DSTM) provides Asset Performance Management software and services to enterprises worldwide, including more than 60 percent of the Fortune 500. Datastream's solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.
    By using Datastream's solutions, customers can maintain and manage capital assets - such as manufacturing equipment, vehicle fleets and buildings - and create analyses and forecasts so they can take action to improve future performance. Datastream's flagship product, Datastream7i(TM), delivers a complete Asset Performance Management infrastructure by combining an Internet architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.
    Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit http://www.datastream.net/.

    Datastream and Datastream 7i are marks of Datastream Systems, Inc. or its subsidiaries. All other products or Company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

    This press release contains forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to: increasing competition in the markets in which the Company competes; the stability of certain of the Company's strategic relationships, including those with suppliers of maintenance, repair and operations parts; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet-based products, successfully implement an application service provider business model, enhance its current products and develop new products that address technological and market developments; and other risk factors listed from time to time in the Company's SEC reports, including, but not limited to the "Risk Factors" contained in the Company's Report on Form 10-K for the fiscal year ended December 31, 2002. The Company does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company's expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.


               DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

                 Consolidated Statements of Operations
                              (unaudited)

                                        Three Months Ended
                                             March 31,
                                        2003           2002

Software license                     $6,521,646   $  5,792,399
Services and support                 16,262,586     15,804,599

Total revenues                       22,784,232     21,596,998
  Cost of software license              220,730        360,135
  Cost of services and support        7,558,285      7,931,167

Cost of sales                         7,779,015      8,291,302
  Gross profit                       15,005,217     13,305,696
Operating expenses:
Sales & marketing                     7,251,272      7,919,995
Research & development                2,870,320      2,676,428
General & administration              3,506,094      2,818,783

Operating expenses                   13,627,686     13,415,206
Operating income (loss)               1,377,531       (109,510)
Other income, net                        96,052         61,486
      Income (loss) before income
       taxes                          1,473,583        (48,024)

  Provision (benefit) for income
   taxes                                515,845        (18,729)
      Net income (loss)                $957,738   $    (29,295)

Basic net income (loss) per share          $.05   $       (.00)
Diluted net loss (loss) per share          $.05   $       (.00)

Basic weighted average common shares
  outstanding                        20,017,239     20,145,288

Diluted weighted average common
   shares outstanding                20,369,362     20,145,288


               DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

                 Condensed Consolidated Balance Sheets
                              (unaudited)

                                ASSETS

                                        March 31,         December 31,
                                          2003               2002

Cash and cash equivalents            $ 37,278,549       $  34,721,471
Accounts receivable, net               17,177,167          18,116,426
Unbilled receivables, net               2,361,186           2,003,107
Income tax receivable                           -             472,841
Other current assets                    3,367,660           3,526,558

Total current assets                   60,184,562          58,840,403

Investments                             2,000,000           2,000,000
Net property and equipment             10,586,774          10,696,968
Deferred income taxes, net              5,287,633           5,287,633
Other intangible assets                   164,495              83,758

Total assets                         $ 78,223,464       $  76,908,762


                 LIABILITIES AND STOCKHOLDERS' EQUITY

                                        March 31,         December 31,
                                          2003               2002

Deferred revenue                     $ 17,342,754       $  15,105,756
Income tax payable                        307,198                   -
Other current liabilities              10,700,973          12,261,724
Total stockholders' equity             49,872,539          49,541,282

Total liabilities and stockholders'
 equity                               $78,223,464         $76,908,762



               DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES

            Condensed Consolidated Statements of Cash Flows
                              (unaudited)

                                              Three Months Ended
                                                   March 31,
                                               2003        2002

Cash flows from operating activities:
Net income (loss)                         $   957,738   $   (29,295)
Adjustments to reconcile net income
 (loss) to net cash
  provided by operating activities:
    Depreciation                              812,156     1,026,717
    Other operating activity adjustments    2,115,626     1,401,258
Net cash provided by operating activities   3,885,520     2,398,680

Net cash used in investing activities        (701,961)     (230,938)

Net cash used in financing activities        (568,547)      (81,865)

Foreign currency translation adjustment       (57,934)     (971,213)
Net increase in cash and cash equivalents   2,557,078     1,114,664
Cash and cash equivalents at beginning of
 period                                    34,721,471    25,396,939

Cash and cash equivalents at end of
 period                                   $37,278,549   $26,511,603



    CONTACT: SparkSource, Inc.
             Andy Murphy, 781/274-6061
             investor@datastream.net